Exhibit 99.1

    Sangamo BioSciences Announces Expansion of Research Collaboration With
                  LifeScan to Develop Treatment for Diabetes

    RICHMOND, Calif., Dec. 15 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today that its research collaboration agreement with LifeScan, Inc. has been expanded to include additional gene targets important in diabetes. LifeScan, a Johnson & Johnson company, is a leading manufacturer of blood glucose meters. The agreement provides LifeScan with additional access to Sangamo's proprietary zinc finger DNA binding proteins
(ZFPs) for use in an ongoing program to develop therapeutic cell lines as a potential treatment for diabetes. The financial terms of the agreement were not disclosed.
    "We are very pleased that LifeScan have expanded this research agreement to include further targets and applications of our ZFP gene regulation technology," said Edward Lanphier, Sangamo's president and chief executive officer. "Our ZFP transcription factors can be engineered to regulate any cellular gene, mimicking the natural process of regulation and downstream cellular responses. We are pleased to aid in the development of this new therapeutic approach for diabetes."
    Diabetes is a chronic disease in which the body does not make, or does not properly regulate the hormone insulin. Insulin helps the body to store and use the energy from sugar, starches and other foods. The result is that the body doesn't get the energy it needs, and unmetabolized sugar (glucose), builds up in the blood causing damage to the body and its systems. An estimated 18.2 million Americans, or about 3 percent of the US population, have diabetes. About 13 million Americans have been diagnosed; about 5.2 million remain undiagnosed. Annually, 1.3 million new cases of diabetes are diagnosed among people 20 years or older in the United States.

    About Sangamo
    Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and repair. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFPs and applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assume no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo Biosciences, Inc.
    -0-                             12/15/2004
    /CONTACT: Elizabeth Wolffe, Ph.D., of Sangamo Biosciences, Inc., +1-510-970-6000, ext. 271, or Ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-362-6262, both of Burns McClellan, Inc. /
    /Web site:  http://www.sangamo.com /
    (SGMO)

CO:  Sangamo Biosciences, Inc.; LifeScan, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  CON